Exhibit 99.1
XGC IT Signs a Business Acquisition Agreement with Newway Technology

SHENZHEN, China, August 6th, 2009 /Xinhua-PRNewswire-FirstCall/ -- Jingwei International Limited (OTC Bulletin Board: JNGW ; "Jingwei"), one of the leading providers of data mining and customer relationship marketing services in China, today announced that its wholly-owned subsidiary, Shenzhen Xinguochuang Information Technology Co. LTD (“XGC IT”), has completed the acquisition of value-added service and Channel sales business of Shenzhen Newway Digital S & T Co.,LTD.(“Newway Technology”)

Newway Technology, launched in 2006, is a hi-tech enterprise whose main business is R&D and manufacturing of digital mobile phones. Newway technology adheres to cooperative research and development as tenet and carries out close cooperation with Longcheertel, SIMCOM, HuaQin and other mainstream programme design companies. Product development is based on MTK platform providing “fashionable, high-quality and user-friendly” mobile communication products for users worldwide to meet individual demands. Newway Technology has a large market share for the value-added service platform in telecom in China. At present, Newway Technology cooperates with network operators and wholesalers from more than 50 countries.

The acquisition value-added service includes: WAP (Wireless Application Protocol), IVR (Interactive Voice Response), game download, Color Ring, SMS (Short Messaging Service).For the first fiscal year, from 07/01/2009 to 06/30/2010, the acquisition business is expected to make no less than RMB30 million in sales revenue and no less than RMB15million in net income. For the second fiscal year, from 07/01/2010 to 06/30/2011, the acquisition business is expected to make no less than RMB40 million in sales revenue and no less than RMB15million in net income.

Regis Kwong, CEO of Jingwei International states,” We are extremely excited about the opportunities this acquisition creates for our customers, employees and shareholders. The acquisition of the value-added business strengthens our market position and we believe it will become a launch-pad for us to expand into 3G-related value-added services.”

About Jingwei International Limited

Jingwei International Limited ("Jingwei") is a leading provider of data mining and customer relationship marketing services in the fast growing Chinese market. Powered by advanced data mining technology and a propriaetary database of over 300 million Chinese consumers, Jingwei enables leading Chinese companies as well as international brands to reach their target audiences. The Company's services include market segmentation, customer trend, revenue analysis and direct marketing. Jingwei is evolving into an integrated marketing service provider with targeted campaigns via multi media channels including: interactive mobile, telemarketing, direct mail and new media.

For more information, please visit the Company's web site: http://www.jingweicom.com ..

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the global financial crisis, effects of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time. For more information, please contact:

Regis Kwong

Tel: 86-75586319436

Email: regiskwon@gmail.com